UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 3, 2019

Date of Report (Date of earliest event reported)

Adverum Biotechnologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36579	20-5258327
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1035 O’Brien Drive

Menlo Park, CA 94025

(Address of principal executive offices, including zip code)

(650) 272-6269

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communication pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ADVM	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of General Counsel

On September 3, 2019, Adverum Biotechnologies, Inc. and Jennifer Cheng, Ph.D, J.D., Vice President, General Counsel and Secretary of Adverum, mutually agreed that Dr. Cheng will cease to be an officer and employee of Adverum effective September 6, 2019. On September 6, 2019, Adverum and Dr. Cheng entered into a separation agreement pursuant to which Dr. Cheng will receive (i) cash severance benefits of nine months of base salary, (ii) up to nine months of reimbursement of COBRA payments, (iii) accelerated vesting of certain restricted stock units that would have vested on September 20, 2019, and (iv) extension of the exercise period for her vested options until January 15, 2020. The separation agreement contains a non-disparagement obligation on both parties and a standard release of claims on the part of Dr. Cheng.

On September 6, 2019, Adverum and Dr. Cheng also entered into a consulting agreement to facilitate a smooth transition. The consulting agreement has a term of one month and provides that Dr. Cheng will be paid at the hourly rate of $800, not to exceed 10 hours per week, with a maximum aggregate payment pursuant to the consulting agreement of $32,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Adverum Biotechnologies, Inc.

Date: September 6, 2019	By:	/s/ Leone Patterson
Leone Patterson, Chief Executive Officer